Exhibit 10.1

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of March 17, 2022 (this “Agreement”), by and among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), and certain of the stockholders of Apexigen, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, BCAC, Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), and the Company are entering into, concurrently herewith, a Business Combination Agreement substantially in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BCAC; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares and class and series (if appropriate) of Company Capital Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Capital Stock and any shares of Company Capital Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Unless the Expiration Time (as defined below) has occurred, each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company called for the purpose of approving the Merger, and in any action by written consent of the stockholders of the Company requested by the Company for the purposes of approving the Merger (which written consent shall be substantially in the form attached hereto as Exhibit C delivered promptly, and in any event within seventy-two (72) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and other Transactions. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Investor Rights Agreement, Related Agreements. Unless the Expiration Time has occurred before the Effective Time, each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Effective Time (provided that all Terminating Rights (as defined below) between the Company and any other holder of Company Capital Stock shall also terminate at such time), that certain (a) Investor Rights Agreement, (b) the Right of First Refusal and Co-Sale Agreement, (c) the Voting Agreement, and (d) if applicable to Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder severally and not jointly, agrees that, from the date of this Agreement until the Expiration Time, it shall not, directly or indirectly, without the prior written consent of BCAC, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is or becomes a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of any Shares (i) to an affiliate of Stockholder, (ii) if Stockholder is a natural person, to a member of Stockholder’s immediate family, (iii) to any charitable organization described in Section 170(c) of the Code, (iv) to any trust, the beneficiaries of which include only the persons named in the preceding clauses (ii) or (iii), (v) to any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the persons described in clauses (i) through (iv) above or (vi) by will or under the laws of intestacy upon the death of Stockholder, but only, in each of cases (i) through (v), if such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement, in each case, in form and substance reasonably acceptable to the Company.

4. No Solicitation of Transactions. From the date of this Agreement until the Expiration Time, each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, negotiate with, provide any nonpublic information regarding the Company’s business, or enter into any Contract with, or in any manner knowingly encourage, any proposal of, any person (other than BCAC and its affiliates) relating to an Alternative Transaction or (b) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise be reasonably expected to lead to, any Alternative Transaction. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction to the extent required by the BCA. Notwithstanding the foregoing, each Stockholder may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to the exclusivity provisions set forth in the BCA and that such Stockholder is subject to the restrictions set forth in this Section 4.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to BCAC as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, except, with respect to clauses (i) through (iii), for any such conflicts, violations, consents, approvals, authorizations, filings, registrations or notices that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such Stockholder of its obligations hereunder.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the necessary power and authority (or, in the case of any Stockholder that is a natural person, capacity) to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. Other than this Section 6 and Section 8, which shall survive any termination of this Agreement, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto terminating this Agreement (the time of termination pursuant to this Section 6, being referred to as the “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in BCAC any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the relevant Stockholder, and BCAC shall not have the authority to direct any Shareholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to BCAC, to it at:

Brookline Capital Acquisition Corp.

280 Park Avenue, Suite 43W

New York, NY 10017

Attention: Samuel P. Wertheimer, Chairman and CEO

Email: ***

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: James Kelly; Peter Ekberg

Email: james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by BCAC without the prior express written consent of the Stockholders or by any Stockholder without the prior express written consent of BCAC.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and BCAC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of BCAC, in the case of any Stockholder, or at the request of the Stockholders, in the case of BCAC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(k) At any time prior to the Effective Time, (i) each party hereto may, solely with respect to itself and not affecting the rights, claims or position of any other party hereto, (A) extend the time for the performance of any obligation or other act of any other party owed to it, (B) waive any inaccuracy in the representations and warranties of any party contained herein and (C) waive compliance with any agreement of a party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the relevant party.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, BCAC and Merger Sub.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BROOKLINE CAPITAL ACQUISTION CORP.

By	/s/ Dr. Samuel P. Wertheimer
Name:	Dr. Samuel P. Wertheimer
Title:	Chief Executive Officer and Chairman

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[HOLDER]

By:
Name:

Signature Page to Stockholder Support Agreement

EXHIBIT A

Stockholder Name	Common Shares	Series A-1 Preferred Shares	Series A-2 Preferred Shares	Series B Preferred Shares	Series C Preferred Shares

EXHIBIT B

Business Combination Agreement

[Attached as Exhibit 2.1 to Current Report on Form 8-K, filed on March 18, 2022]

EXHIBIT C

Stockholder Written Consent

[see attached]

ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

APEXIGEN, INC.

(a Delaware corporation)

The undersigned, being the stockholders (the “STOCKHOLDERS”) of Apexigen, Inc., a Delaware corporation (the “COMPANY”), and constituting the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all the shares entitled to vote thereon were present and voted, by written consent in lieu of a meeting, hereby, pursuant to the provisions of Sections 228 and 251 of the General Corporation Law of the State of Delaware (“DGCL”) and the bylaws of the Company, consent to and approve the following resolutions and each and every action effected thereby:

Approval of the Business Combination Agreement and Related Agreements

WHEREAS, the Board of Directors of the Company (the “BOARD”) has unanimously (a) determined that (i) that certain Business Combination Agreement, in the form attached hereto as Exhibit A (together with all the schedules, exhibits and attachments thereto, the “BUSINESS COMBINATION AGREEMENT”), by and among Brookline Capital Acquisition Corp., a Delaware corporation, (the “BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation (“MERGER SUB”) and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of BCAC (the entire transaction, the “MERGER”) and (ii) that the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the Stockholders of the Company;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Business Combination Agreement;

WHEREAS, in connection with, and as contemplated by, the Merger Agreement, the Company has or will enter into, or execute and deliver, certain other agreements, instruments, amendments, terminations, certificates, and other documents, including the Ancillary Agreements (collectively, the “TRANSACTION DOCUMENTS”).

WHEREAS, pursuant to Section 3.01(a) of the Business Combination Agreement, at the Effective Time, (a) all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Company Preferred Stock, Company Warrants and Company Options prior to the Effective Time, but excluding any Dissenting Shares) shall be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio, and (b) all shares of Company Capital Stock held in the treasury of the Company shall be canceled without any consideration, in accordance with the terms of the Business Combination Agreement;

WHEREAS, pursuant to Section 3.01(d) of the Business Combination Agreement, at the Effective Time, each Company Option that is, as of immediately prior to the Effective Time, outstanding shall be assumed by BCAC and converted into an option to purchase a number of shares of BCAC Common Stock (such option, an “EXCHANGED OPTION”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company

Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio;

WHEREAS, pursuant to Section 3.01(e) of the Business Combination Agreement, immediately prior to the Effective Time, each outstanding Company Warrant shall be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by the Company and the holder thereof with the consent of BCAC (which such consent shall not be unreasonably conditioned, withheld or delayed);

WHEREAS, the undersigned Stockholders are aware of the material facts related to the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and have had adequate opportunity to ask questions regarding the Merger;

WHEREAS, for all purposes, the approval by the holders of at least (a) a majority of the outstanding shares of Company Capital Stock, voting together as a single class, and (b) a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis (the “REQUISITE APPROVAL”) is required to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders of the Company, representing the Requisite Approval, do hereby adopt the Business Combination Agreement and the Transaction Documents, and hereby approve the principal terms of the Merger and the other transactions contemplated by the Business Combination Agreement.

RESOLVED FURTHER, that the Stockholders have determined that the consideration payable in accordance with the terms of the Business Combination Agreement, is fair and reasonable to the Company and the Stockholders.

RESOLVED FURTHER, that each of the officers, be, and each hereby is, authorized, empowered, and directed for, on behalf of and in the name of the Company to (a) negotiate, execute, deliver and file any agreements, certificates, other instruments or documents, (b) pay expenses and taxes and (c) do or cause to be done any and all such other acts and things as he may deem necessary, appropriate or advisable to effect or implement the Merger and the other transactions contemplated by the Business Combination Agreement, any such action taken by any such officer to be conclusive evidence of such determination.

Waiver of Appraisal and Dissenters Rights

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the DGCL concerning the right of such dissenting stockholder to demand appraisal of such shares in connection with the Merger (a “DISSENTING STOCKHOLDER”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, excerpts of which are attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such Stockholder’s shares of Company Capital Stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger).

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such appraisal rights or dissenters’ rights, respectively.

2

NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal or dissenters’ rights or any rights similar that the undersigned Stockholders may have in connection with the Merger, whether under the DGCL or other applicable Law.

Termination of Certain Agreements

WHEREAS, in connection with the consummation of the Merger, it is in the best interests of the Company and the Stockholders to terminate each of the agreements previously entered into among the Company and certain of the Stockholders of the Company, which agreements are set forth on Exhibit C (collectively, the “STOCKHOLDER AGREEMENTS”), among the Company and the persons listed in their respective Exhibits, with such termination to be contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time.

NOW, THEREFORE, BE IT RESOLVED, that to the extent any of the undersigned Stockholders is a party of any of the Stockholder Agreements, such Stockholder hereby consents to the termination of the Stockholder Agreements to which such Stockholder is party, immediately prior to, and contingent upon the occurrence of, the Effective Time, and that upon the occurrence of the Effective Time, such Stockholder Agreements shall be null and void and of no further force or effect.

General Authority; Effectiveness

RESOLVED, that all acts and deeds of the officers, directors and agents of the Company, taken prior to the date hereof, to carry out the intent and to accomplish the purposes of the foregoing resolutions are hereby approved, adopted, ratified and confirmed in all respects as the acts and deeds of the Company.

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized, empowered, and directed for, on behalf of and in the name of the Company, to take all such further actions as such officer may approve or deem necessary, appropriate or advisable to effect or implement the intent and purposes of the foregoing resolutions and the transactions contemplated thereby, all such actions, executions, deliveries, filings and payments to be conclusive evidence of such determination.

RESOLVED FURTHER, by signature hereto, each undersigned Stockholder hereby consents with respect to all of the shares of Company Capital Stock held of record by such Stockholder on the books of the Company.

RESOLVED FURTHER, that each of the undersigned Stockholders represents and warrants that such Stockholder has all necessary power and authority to execute and deliver this Written Consent, to carry out such Stockholder’s obligations contemplated hereby.

RESOLVED FURTHER, that the Stockholder hereby waives any and all notice requirements applicable to, or triggered by, the Merger, the Merger Agreement, and the transactions contemplated thereby that are required under the certificate of incorporation of the Company, including Section 4(j), as it may be amended from time to time, or bylaws of the Company, any applicable law or Contract between the Stockholder and the Company.

RESOLVED FURTHER, that this Written Consent is coupled with an interest and is irrevocable.

[Reminder of Page Left Blank]

3

In witness whereof, by executing this Action by Written Consent, each undersigned Stockholder is giving written consent with respect to all shares of Company Capital Stock held by such Stockholder. This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This written consent shall be filed in the minute book of the Company and shall be effective for all purposes as of the date first set forth above.

STOCKHOLDER:

Print name of Stockholder

Signature

Date of signature

Name of signer (for entities)

Title of signer (for entities)

EXHIBIT A

BUSINESS COMBINATION AGREEMENT

EXHIBIT B

DGCL SECTION 262

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C

STOCKHOLDER AGREEMENTS

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